EXHIBIT 99.1
News Release

For Immediate Release	Contact: Steven E. Wilson
January 25, 2005	Chief Financial Officer
(304) 424-8704

United Bankshares, Inc. Announces Record Earnings
for the Fourth Quarter and Year of 2004

     PARKERSBURG, WV— United Bankshares, Inc. (NASDAQ: UBSI), announced today record earnings for the fourth quarter and year of 2004. Fourth quarter earnings were $25.5 million or 58¢ per diluted share while earnings for the year 2004 were $97.8 million or $2.22 per diluted share. United earned $10.5 million or 24¢ per diluted share and $78.8 million or $1.85 per diluted share for the fourth quarter and year of 2003, respectively.

     United’s annualized return on average assets was 1.60% and the annualized return on average shareholders’ equity was 15.90% for the fourth quarter of 2004 compared with annualized returns of 0.68% and 6.71%, respectively, for the fourth quarter of 2003. For the year of 2004, the return on average assets was 1.55% and return on average shareholders’ equity was 15.56% as compared to 1.36% and 13.86%, respectively, for the year of 2003.

     As previously announced, United reduced its income tax expense by approximately $2.5 million in the fourth quarter of 2004 as a result of a recently concluded tax examination for the years 2001 through 2003. In addition, United refinanced approximately $26 million of a long-term Federal Home Loan Bank (FHLB) advance with an interest rate of 6.23% at an overnight interest rate of 2.17% which is expected to reduce interest expense in future periods. As a result of refinancing this advance, United incurred a before-tax penalty of approximately $3.0 million during the quarter. For the year of 2004, United incurred pre-tax penalties of $19.0 million to prepay or refinance approximately $158.5 million of long-term FHLB advances. The results for the fourth quarter and year of 2003 included before-tax prepayment penalties of $16.7 million as a result of prepaying approximately $156.5 million of long-term FHLB advances.

     Income from continuing operations was $25.5 million or 58¢ per diluted share for the fourth quarter of 2004 as compared to $8.7 million or 20¢ per diluted share for the fourth quarter of 2003. Income from continuing operations for the year of 2004 was $83.3 million or $1.89 per diluted share as compared to $64.1 million or $1.50 per diluted share for the year of 2003. No income from discontinued operations was recorded for the fourth quarter of 2004 as the sale of George Mason Mortgage, LLC occurred in the third quarter of 2004. Income from discontinued operations for the year of 2004 was $14.4 million or 33¢ per diluted share which included a before-tax gain of $17.0 million on the sale of discontinued operations. Income from discontinued operations for the fourth quarter and year of 2003 totaled $1.8 million or 4¢ per diluted share and $14.7 million or 35¢ per diluted share, respectively.

United Bankshares, Inc. Announces...
January 25, 2005
Page Two

     The year over year earnings growth for the fourth quarter and year of 2004 was primarily due to increased net interest income. Tax-equivalent net interest income from continuing operations for the fourth quarter of 2004 was $56.0 million, an increase of $5.5 million or 11% from the fourth quarter of 2003. This increase in tax-equivalent net interest income from continuing operations was due mainly to a $431.2 million or 8% increase in average earning assets as average loans for the fourth quarter of 2004 grew $437.3 million or 11% over last year’s fourth quarter. Tax-equivalent net interest income from continuing operations for the year of 2004 was $215.6 million, an increase of $28.5 million or 15% from the prior year as average earning assets increased $682.0 million or 14% due primarily to the Sequoia acquisition and actual loan growth of $463.0 million or 12% since December 31, 2003. In addition, the average cost of funds for the year of 2004 decreased 44 basis points from the year of 2003 as a result of a drop in the cost of deposits due to lower interest rates and a lower cost of borrowings from the early repayment of higher cost FHLB advances. On a linked-quarter basis, United’s tax-equivalent net interest income from continuing operations for the fourth quarter of 2004 increased by $1.2 million or 2% from the third quarter of 2004 as average loans grew $98.9 million or 2% for the quarter. Period end portfolio loans at December 31, 2004 grew $150.1 million or 3.5% from the end of the third quarter of 2004.

     On a consolidated basis, which combines the results from continuing and discontinued operations, the net interest margin for the fourth quarter of 2004 was 3.86%, an increase of 10 basis points from 3.76% in the fourth quarter of 2003. The consolidated net interest margin for the year of 2004 was 3.84%, up 7 basis points from a net interest margin of 3.77% for the year of 2003. On a linked-quarter basis, the consolidated net interest margin remained stable at 3.86% from the third to the fourth quarter of 2004.

     Noninterest income from continuing operations for the fourth quarter of 2004 was $13.1 million, which was a decrease of $353 thousand or 3% from the fourth quarter of 2003 due mainly to a decline in fees from deposit services of $571 thousand or 7%. For the year of 2004, noninterest income from continuing operations increased $2.1 million or 4% from the year of 2003. The rise in noninterest income from continuing operations for the year was attributable to increased revenue from deposit, trust and brokerage services and bank-owned life insurance. Fees from deposit services increased $1.0 million or 4% for the year of 2004 as compared to the prior year. Revenue from trust and brokerage services grew $1.1 million or 12% for the year of 2004 over last year’s revenue. Income from bank-owned life insurance increased $2.1 million for 2004 as compared to 2003. On a linked-quarter basis, noninterest income from continuing operations decreased $761 thousand or 5% from the third quarter of 2004 due mainly to decreased revenue from deposit, trust and brokerage services.

     Noninterest expense from continuing operations decreased $15.8 million for the fourth quarter of 2004 as compared to the fourth quarter of 2003 due mainly to the previously mentioned prepayment penalties. United incurred penalties of $3.0 million to refinance debt in the fourth quarter of 2004 as compared to penalties of $16.7 million to prepay debt during the fourth quarter of 2003. For the year of 2004, noninterest expense from continuing operations increased $7.5 million or 6% from the year of 2003. Prepayment penalties on FHLB advances for the year of 2004 were $19.0 million as compared to $16.7 million for the prior year. Salaries and employee benefits expense for the year of 2004 increased $1.7 million or 3% over last year’s expense due in large part to the acquisition of Sequoia, which was only included in United’s results for one quarter of 2003. On a linked-quarter basis, noninterest expense decreased $14.5 million which was due mainly to the difference in penalties to prepay and refinance FHLB advances during the third and fourth quarters of 2004, respectively. In addition, changes in estimates of certain employee insurance and benefits reduced those expenses by approximately $1.0 million in the fourth quarter and year of 2004.

United Bankshares, Inc. Announces...
January 25, 2005
Page Three

     United’s credit quality continues to be sound. At December 31, 2004, nonperforming loans were $10.8 million or 0.24% of loans, net of unearned income compared to $18.6 million or 0.47% of loans, net of unearned income at December 31, 2003. Net charge-offs were $1.5 million for the fourth quarter of 2004 as compared to $1.9 million for the fourth quarter of 2003. Net charge-offs were $4.5 million for the year of 2004, down from net charge-offs of $8.3 million for the year of 2003. For the quarters ended December 31, 2004 and 2003, the provision for credit losses was $1.3 million and $1.5 million, respectively, while the provision for the year was $4.5 million for 2004 as compared to $7.5 million for 2003. As of December 31, 2004, the allowances for loan losses and lending-related commitments totaled $51.4 million or 1.16% of loans, net of unearned income, as compared to $51.3 million or 1.30% of loans, net of unearned income at December 31, 2003.

     During the fourth quarter, United’s Board of Directors declared a cash dividend of 26¢ per share. Dividends per share of $1.02 for the year 2004 represented a 2% increase over the $1.00 per share paid for 2003. The year 2004 was the 31st consecutive year of dividend increases to United shareholders.

     United Bankshares, with $6.4 billion in assets, presently has 90 full-service offices in West Virginia, Virginia, Maryland, Ohio, and Washington, D.C. United Bankshares stock is traded on the NASDAQ (National Association of Securities Dealers Quotation System) National Market System under the quotation symbol “UBSI”.

This press release contains certain forward-looking statements, including certain plans, expectations, goals and projections, which are subject to numerous assumptions, risks and uncertainties. Actual results could differ materially from those contained in or implied by such statements for a variety of factors including: changes in economic conditions; movements in interest rates; competitive pressures on product pricing and services; success and timing of business strategies; the nature and extent of governmental actions and reforms; and rapidly changing technology and evolving banking industry standards.

UNITED BANKSHARES, INC. AND SUBSIDIARIES
FINANCIAL SUMMARY
(In Thousands Except for Per Share Data)

	Three Months Ended		Year Ended
	December 31	December 31	December 31	December 31
	2004	2003	2004	2003
EARNINGS SUMMARY:
Interest income, taxable equivalent	$80,163	$73,350	$304,536	$282,577
Interest expense	24,175	22,849	88,914	95,504
Net interest income, taxable equivalent	55,988	50,501	215,622	187,073
Taxable equivalent adjustment	2,717	2,538	11,186	10,057
Net interest income	53,271	47,963	204,436	177,016
Provision for credit losses	1,328	1,502	4,520	7,475
Noninterest income	13,103	13,456	54,231	52,084
Noninterest expenses	31,712	47,463	137,061	129,538
Income taxes related to continuing operations	7,834	3,789	33,771	28,010
Income from continuing operations	25,500	8,665	83,315	64,077
Income from discontinued operations before income taxes	—	2,540	20,780	20,433
Income taxes related to discontinued operations	—	708	6,333	5,745
Income from discontinued operations	—	1,832	14,447	14,688
Net income	25,500	10,497	97,762	78,765

PER COMMON SHARE:
From continuing operations:
Basic	0.59	0.20	1.92	1.52
Diluted	0.58	0.20	1.89	1.50
From discontinued operations:
Basic	—	0.04	0.33	0.35
Diluted	—	0.04	0.33	0.35
Net income:
Basic	0.59	0.24	2.25	1.87
Diluted	0.58	0.24	2.22	1.85
Cash dividends	0.26	0.25	1.02	1.00
Book value			14.68	14.08
Closing market price			38.15	31.19
Common shares outstanding:
Actual at period end, net of treasury shares			43,008,445	43,689,334
Weighted average- basic	43,111,287	43,428,041	43,404,586	42,076,180
Weighted average- diluted	43,742,803	44,177,850	43,978,914	42,620,568

FINANCIAL RATIOS:
Return on average assets	1.60%	0.68%	1.55%	1.36%
Return on average shareholders’ equity	15.90%	6.71%	15.56%	13.86%
Average equity to average assets	10.09%	10.06%	9.98%	9.78%
Net interest margin	3.86%	3.76%	3.84%	3.77%

	December 31	December 31	December 31	September 30
	2004	2003	2002	2004
PERIOD END BALANCES:
Assets	$6,435,971	$6,387,730	$5,797,662	$6,289,651
Earning assets	5,953,858	5,505,243	4,804,931	5,791,342
Loans, net of unearned income	4,418,276	3,955,234	3,501,188	4,268,214
Loans held for sale	3,981	1,687	5,151	1,410
Investment securities	1,510,442	1,510,610	1,285,490	1,505,763
Total deposits	4,297,563	4,138,487	3,815,830	4,305,060
Shareholders’ equity	631,507	615,191	541,539	630,572